- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             DIEBOLD, INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        ---------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:__________________________
     (2) Aggregate number of securities to which transaction applies:__________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. Set forth the amount on which the filing fee is calculated and state how it was determined:______________
     (4) Proposed maximum aggregate value of transaction:_____________________
     (5) Total fee paid:____________________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:______________________________
     (2) Form, Schedule or Registration Statement No.: _______________________
     (3) Filing Party:________________________________________
     (4) Date Filed:__________________________________________

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             DIEBOLD, INCORPORATED
                    P.O. BOX 8230 - CANTON, OHIO 44711-8230

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 5, 1995
                               ------------------

TO THE SHAREHOLDERS:

     THE ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION WILL BE HELD AT THE DIEBOLD EDUCATION CENTER AT STARK TECHNICAL COLLEGE, 5801 DRESSLER ROAD, N.W., CANTON, OHIO 44720, ON APRIL 5, 1995 AT 10:00 A.M., LOCAL TIME, FOR THE FOLLOWING PURPOSES:

     1. To elect Directors;

     2. To vote upon ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors for the year 1995; and

     3. To consider such other matters as may properly come before the meeting or any adjournment thereof.

     The enclosed proxy card is solicited, and the persons named therein have been designated, by the Board of Directors of the Corporation.

     Holders of record of the Common Shares at the close of business on February 28, 1995 will be entitled to vote at the meeting.

     Your attention is directed to the attached proxy statement.

                                              By Order of the Board of Directors

                                                   CHAREE FRANCIS-VOGELSANG
                                                 Vice President and Secretary
March 9, 1995
(approximate mailing date)

         YOU ARE EARNESTLY REQUESTED TO COOPERATE IN ASSURING A QUORUM
            BY FILLING IN, SIGNING AND DATING THE ENCLOSED PROXY AND
                  PROMPTLY MAILING IT IN THE RETURN ENVELOPE.

                             DIEBOLD, INCORPORATED
                    P.O. BOX 8230 - CANTON, OHIO 44711-8230

                               ------------------

                                PROXY STATEMENT
                               ------------------

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 5, 1995

     This proxy statement is furnished to shareholders of Diebold, Incorporated (the "Corporation") in connection with the solicitation by the Board of Directors of proxies to be used at the 1995 annual meeting of shareholders to be held on April 5, 1995, at 10:00 a.m., local time, or any adjournments thereof, for the purpose of considering and acting upon the matters referred to in the preceding notice of annual meeting and more fully discussed below. This proxy statement was first mailed to shareholders on or about March 9, 1995. Shares represented by a properly executed proxy will be voted as indicated on the proxy. Shareholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Corporation; by submitting a subsequently dated proxy; or by attending the meeting, withdrawing the proxy and voting in person.

     On February 28, 1995, the record date for the meeting, the outstanding voting securities of the Corporation consisted of 30,496,763 Common Shares, $1.25 par value per share, all of one class. Each shareholder of record as of the close of business on February 28, 1995 will be entitled to one vote for each Common Share held on that date.

     If notice in writing shall have been given by a shareholder to the President, any Vice President or Secretary at least forty-eight hours prior to the time fixed for holding the meeting that the shareholder desires that the voting for the election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder will have cumulative voting rights. In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected and the votes may be cast for one nominee only or distributed among the nominees. In the event that voting at the annual meeting is to be cumulative, the persons designated on the proxy will cumulate the votes in accordance with their discretion. The results of shareholder voting at the annual meeting will be tabulated by the inspectors of elections appointed for the annual meeting. The Corporation intends to treat properly executed proxies that are marked "abstain" as present for purposes of determining whether a quorum has been achieved at the annual meeting. The director-nominees receiving the greatest number of votes will be elected. Votes withheld in respect of the election of directors will not be counted in determining the outcome of that vote. Abstentions in respect of the appointment of the independent auditors will be treated as votes against that proposal. The Corporation does not anticipate receiving any broker non-votes at the annual meeting in light of the nature of the matters to be acted upon at the annual meeting.

                         BENEFICIAL OWNERSHIP OF SHARES

     To the knowledge of the Corporation, no person beneficially owned more than 5 percent of the outstanding Common Shares as of December 31, 1994, except for the shareholders listed below. The information provided below is derived from Schedules 13G filed with the Securities and Exchange Commission.

                                                            AMOUNT AND
                                                              NATURE
                    NAME AND ADDRESS                       OF BENEFICIAL      PERCENT
                  OF BENEFICIAL OWNER                        OWNERSHIP        OF CLASS
- --------------------------------------------------------   -------------      --------

The Prudential Insurance Company of                          3,761,181(a)       12.30
  America ("Prudential")
Prudential Plaza
Newark, New Jersey 07102-3777

FMR Corp. and Edward C. Johnson 3d                           2,868,475(b)        9.40
82 Devonshire Street
Boston, Massachusetts 02109-3614

Jennison Associates Capital Corp.                            2,584,950(c)        8.47
466 Lexington Avenue
New York, New York 10017

Chancellor Capital Management, Inc. and Chancellor           1,658,600(d)        5.44
  Trust Company
1166 Avenue of the Americas
New York, New York 10036

- ---------------

(a) Prudential has sole investment power and sole voting power as to 819,275 shares (2.68%), shared investment power as to 2,941,906 shares (9.65%) and shared voting power as to 2,444,706 shares (8.02%).

(b) Fidelity Management & Research Company ("Fidelity Research"), in its capacity as an investment advisor to several investment companies, and as a result of acting as sub-advisor to Fidelity American Special Situations Trust ("FASST"), and Fidelity Management Trust Company ("Fidelity Trust"), in its capacity as an investment manager of several institutional accounts, beneficially own 2,590,550 shares (8.50%) and 265,925 shares (0.87%), respectively. Fidelity International Limited ("Fidelity International"), in its capacity as an investment advisor to various investment companies and certain institutional investors, beneficially owns 22,050 shares (0.07%). Fidelity Magellan Fund, an investment company registered under the Investment Company Act of 1940, beneficially owns 1,792,200 shares (5.88%). Fidelity Research and Fidelity Trust are each wholly-owned subsidiaries of FMR Corp. FMR Corp., Edward C. Johnson 3d, the Chairman of FMR Corp., and certain related funds each claim to have sole investment power with respect to 2,580,500 shares (8.47%) owned by such funds. The sole voting power of such shares resides in the respective Board of Trustees for each of the various funds. FMR Corp. has sole voting power with respect to 287,975 shares (0.94%) and sole investment power with respect to 2,868,475 shares (9.41%). Fidelity International has sole investment power and sole voting power with respect to 12,000 shares (0.03%). Fidelity International, FMR Corp. and FASST each claim to have sole investment power and sole voting power with respect to the 10,050 shares (0.03%) held by FASST.

(c) Jennison Associates Capital Corp. has sole voting power as to 243,175 shares (0.80%), shared voting power as to 1,844,575 shares (6.05%) and shared investment power as to 2,584,950 shares (8.47%).

(d) Chancellor Capital Management, Inc. and Chancellor Trust Company have sole investment power and sole voting power as to 1,658,600 shares (5.44%).

                             ELECTION OF DIRECTORS

     The Board of Directors recommends that nine nominees for director be elected at the annual meeting, each to hold office for a term of one year from the date of the annual meeting, and until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the nine nominees, who are Louis V. Bockius III, Daniel T. Carroll, Donald R. Gant, L. Lindsey Halstead, Phillip B. Lassiter, John N. Lauer, Robert W. Mahoney, William F. Massy, and W. R. Timken, Jr. All nominees are presently members of the Board of Directors except for Mr. Lassiter. Raymond Koontz, who has served as a director since 1949, is not seeking re-election.

     If for any reason any nominees are not available for election when the election occurs, the designated proxies, at their option, may vote for substitute nominees recommended by the Board of Directors. Alternatively, the Board of Directors may reduce the number of nominees. The Board of Directors has no reason to believe that any nominee will be unavailable for election when the election occurs.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table shows the beneficial ownership of Common Shares of the Corporation, including those shares of which an individual has a right to acquire ownership, e.g., through exercise of stock options under the Amended and Extended 1972 Stock Option Plan (the "1972 Plan") and the 1991 Equity and Performance Incentive Plan (the "1991 Plan"), within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, for each director-nominee, including the chief executive officer, the other four most highly compensated executive officers, the former vice chairman ("named executive officers") and for such persons and the other executive officers as a group as of February 15, 1995. Ownership is also reported as of December 31, 1994 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in the Dividend Reinvestment Plan.

          NAME, AGE,
     PRINCIPAL OCCUPATION                      COMMON
        OR EMPLOYMENT,                         SHARES         PERCENT
      PRESENT AND DURING      DIRECTOR      BENEFICIALLY         OF                 OTHER
       LAST FIVE YEARS         SINCE           OWNED 1         CLASS            DIRECTORSHIPS
- --------------------------------------     --------------     --------     -----------------------
DIRECTOR-NOMINEES:
LOUIS V. BOCKIUS III -- 59      1978           149,901 2,3      0.49       United National Bank &
  Chairman, Bocko Incorpo-                                                 Trust Co.
  rated, North Canton, Ohio
  Plastic Injection Molding
DANIEL T. CARROLL -- 68         1980             9,685 6        0.03       A. M. Castle & Co.,
  Chairman and President                                                   American Woodmark
  The Carroll Group, Inc.                                                  Corporation, Aon Cor-
  Ann Arbor, Michigan                                                      poration, Comshare,
  Management Consulting                                                    Inc., DeSoto, Inc.,
                                                                           Michigan National
                                                                           Corporation, Oshkosh
                                                                           Truck Corporation, UDC
                                                                           Homes, Inc., Wolverine
                                                                           World Wide, Inc.,
                                                                           Woodhead Industries,
                                                                           Inc.

          NAME, AGE,
     PRINCIPAL OCCUPATION                      COMMON
        OR EMPLOYMENT,                         SHARES         PERCENT
      PRESENT AND DURING      DIRECTOR      BENEFICIALLY         OF                 OTHER
       LAST FIVE YEARS         SINCE           OWNED 1         CLASS            DIRECTORSHIPS
- --------------------------------------     --------------     --------     -----------------------
DONALD R. GANT -- 66            1977            14,444 2,4      0.47       ABC Rail Products
  Limited Partner                                                          Corporation, Stride
  The Goldman Sachs                                                        Rite Corp.
  Group, L.P.
  New York, New York
  Prior -- General Partner,
  Goldman, Sachs & Co.
  New York, New York
  Investment Banker

L. LINDSEY HALSTEAD -- 64       1993             2,155          0.01                None
  Formerly Chairman of
  the Board
  Ford of Europe
  Automotive Industry

PHILLIP B. LASSITER -- 51         --             1,000            --       AMBAC Inc.,
  Chairman of the Board,                                                   HCIA Inc.
  President and Chief
  Executive Officer
  AMBAC Inc.
  New York, New York
  Financial Guarantee
  Insurance Holding
  Company
  Prior -- Group Executive
  Citibank, N.A.

JOHN N. LAUER -- 56             1992             4,071          0.01                None
  Formerly President, Chief
  Operating Officer and
  Executive Vice President
  The BFGoodrich Company
  Akron, Ohio
  Chemical and Aerospace
  Company

          NAME, AGE,
     PRINCIPAL OCCUPATION                      COMMON
        OR EMPLOYMENT,                         SHARES           PERCENT
      PRESENT AND DURING      DIRECTOR      BENEFICIALLY           OF                 OTHER
       LAST FIVE YEARS         SINCE           OWNED 1           CLASS            DIRECTORSHIPS
- --------------------------------------     --------------       --------     -----------------------
ROBERT W. MAHONEY -- 58         1983            69,193 6           0.23      The Sherwin-Williams
  Chairman of the Board,                                                     Company, The
  President and Chief Execu-                                                 Timken Company
  tive Officer, Diebold,
  Incorporated, Canton, Ohio
  Prior -- Chairman of the
  Board and Chief Executive
  Officer, Diebold, Incorpo-
  rated, Canton, Ohio

WILLIAM F. MASSY -- 60          1984             6,715             0.02      Bijur Lubricating
  Director, Stanford Institute                                               Corporation
  for Higher Education Re-
  search and Professor of
  Education and Business
  Administration, Stanford
  University, Stanford, Cali-
  fornia; Mr. Massy has also
  held various other execu-
  tive offices and
  professional positions with
  Stanford

W. R. TIMKEN, JR. -- 56         1986            85,878 2,5         0.28      Louisiana Land and
  Chairman of the Board, The                                                 Exploration Company,
  Timken Company, Canton,                                                    The Timken Company,
  Ohio, Manufacturer of                                                      Trinova Corporation
  Tapered Roller Bearings and
  Specialty Alloy Steel

OTHER NAMED EXECUTIVE
  OFFICERS:
  WILLIAM T. BLAIR                --            27,281 2,6         0.09      --
  GERALD F. MORRIS                --            16,402 6           0.05      --
  GREGG A. SEARLE                 --            17,829 2,6         0.06      --
  ALBEN W. WARF                   --            19,442 6           0.06      --
  ROBERT P. BARONE                --            41,885 2,6         0.14      --
All Directors and Executive       --           618,357 2,3,4,5,6   2.03      --
  Officers (26) as a Group

- ---------------

1 Mr. Blair has a stock option issued under the 1972 Plan for 4,500 shares that is exercisable within 60 days following February 15, 1995. For all Directors and Executive Officers as a Group, the number of stock options issued under the 1972 Plan that are exercisable within 60 days following February 15, 1995 is 20,880. Under the 1991 Plan, Messrs. Bockius, Carroll, Gant, Halstead, Lauer, Massy and Timken each have stock options to acquire 8,155, 7,312, 8,155, 1,405, 2,250, 3,094 and 5,626 shares, respectively, within 60 days following February 15, 1995. For all Directors and Executive Officers as a Group, the number of shares that are exercisable within 60 days following February 15, 1995 under the 1991 Plan is 46,977. The shares subject to the stock options described in this footnote are included in the above table.

2 Includes shares registered as custodian or trustee for minors, shares held in trust or shares otherwise beneficially owned.

3 Includes 45,239 shares (0.15%) in which Mr. Bockius has sole voting power and shared investment power. Mr. Bockius disclaims any beneficial ownership of these shares.

4 Includes 3,759 shares (0.01%) in which Mr. Gant disclaims any beneficial ownership.

5 Includes 60,691 shares (0.20%) in which Mr. Timken has shared voting power and shared investment power. Mr. Timken disclaims any beneficial ownership of these shares as well as 1,825 shares owned by his wife.

6 Includes shares held in his or her name under the 401(k) Savings Plan over which he or she has voting power, and/or shares held in the Dividend Reinvestment Plan.

                     SECTION 16(A) REPORTING DELINQUENCIES

     To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the year ended December 31, 1994 all Section 16(a) filing requirements for directors and officers were complied with except that one report covering one transaction was filed late by William T. Blair, an executive officer.

                      DIRECTOR COMMITTEES AND COMPENSATION

     The members of the Audit Committee are Louis V. Bockius III, Daniel T. Carroll, L. Lindsey Halstead and W. R. Timken, Jr., Chairman. The committee met three times during 1994 in formal session and had various communications between themselves and the independent auditors informally at various times during the year. The functions performed by the committee include recommending to the Board of Directors the independent auditors for the upcoming year and meeting regularly and separately with both the independent auditors and the Corporation's internal auditors to (a) discuss their respective audit plans prior to the commencement of the audit,

(b) discuss progress and findings on an interim basis, (c) review audit findings of the independent auditors after completion of examination and final discussions with internal auditors on results of their reviews, and (d) inquire as to the legality and propriety of the operations of the Corporation, including the steps taken to comply with the Corporation's business conduct policies.

     The members of the Compensation and Pension Committee are Donald R. Gant, John N. Lauer and William F. Massy, Chairman. The committee met five times during 1994. The committee's functions are described below under "Compensation and Pension Committee Report on Executive Compensation."

     The members of the Executive Committee are Louis V. Bockius III, Daniel T. Carroll, Raymond Koontz, Chairman; John N. Lauer, Robert W. Mahoney and W. R. Timken, Jr. The committee did not hold any formal meetings in 1994. The functions of the committee were carried out by telephone or written correspondence. The committee's functions include reviewing the management and operation of the business of the Corporation between meetings of the Board of Directors.

     The members of the Nominating Committee are Donald R. Gant, Chairman; L. Lindsey Halstead, Raymond Koontz, Robert W. Mahoney and William F. Massy. The committee met two times during 1994. The committee's functions include reviewing the qualifications of potential director candidates and making recommendations to the Board of Directors to fill vacancies or to expand the size of the Board, when appropriate. The committee also makes recommendations as to the composition of the various committees of the Board and as to the compensation paid to the directors for their services on the Board and on the committees. The committee will consider nominees recommended by shareholders upon written submission of pertinent data to the attention of the Corporate Secretary. Such data should include complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular field or fields of expertise, an indication of the nominee's consent, and reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Corporation as well as what particular contributions to the success of the Corporation such person could be expected to make.

     In 1994 the Board of Directors held six meetings. All directors attended more than 75 percent of the aggregate of all meetings of the Board and the Board committees on which they served during the year.

     Non-employee directors are compensated for their services as directors at the rate of $20,000 per annum. Non-employee directors who are members of the Audit

Committee, Compensation and Pension Committee, Executive Committee and Nominating Committee are compensated for their services at the rate of $3,000 per annum per committee. In addition, each chairman of a committee receives $1,000 per annum, and each member of a committee who attends a meeting of a committee receives a fee of $1,000. A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the 1985 Deferred Compensation Plan for Directors. Each non-employee director also receives an annual grant of stock options to purchase 2,250 Common Shares at an exercise price representing 100% of the market price of the Common Shares as of the date of grant.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Pension Committee are Donald R. Gant, John N. Lauer and William F. Massy, Chairman. In 1994 Goldman, Sachs & Co. performed investment advisory services for the Corporation or its subsidiaries. In the ordinary course of business, Goldman, Sachs & Co. may be called upon in the future to provide similar or other services for the Corporation. Donald R. Gant is a limited partner of The Goldman Sachs Group, L. P. of which Goldman, Sachs & Co. is its primary affiliate. Mr. Gant formerly served as a director and officer for two of the Corporation's subsidiaries, but did not receive any additional compensation for serving in these capacities.

                             EXECUTIVE COMPENSATION

     The table which follows provides information relating to the annual and long-term compensation for the years ended 1994, 1993 and 1992 for the named executive officers of the Corporation. The amounts shown include compensation for services in all capacities that were provided to the Corporation including any amounts which may have been deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG TERM COMPENSATION
                                                                                 ---------------------------------------
                                                 ANNUAL COMPENSATION                      AWARDS 1               PAYOUTS 2
                                         -----------------------------------     --------------------------     --------
                                                                    OTHER3                      SECURITIES
                                                                    ANNUAL       RESTRICTED     UNDERLYING
          NAME AND                                                  COMPEN-        STOCK         OPTIONS/         LTIP
     PRINCIPAL POSITION         YEAR      SALARY       BONUS        SATION        AWARD(S)         SARS         PAYOUTS
- ----------------------------    -----    --------     --------     ---------     ----------     -----------     --------
ROBERT W. MAHONEY               1994     $400,000     $246,500      $22,625       $      0           0          $478,406
Chairman of the Board,          1993      378,000      236,000        8,211              0           0           508,249
President and Chief             1992      350,000      224,910        4,454        203,400           0           353,244
Executive Officer
WILLIAM T. BLAIR                1994      235,375      112,500       18,758              0           0           296,156
Executive Vice                  1993      210,667      115,164        6,268              0           0           273,384
President                       1992      185,000       81,200        3,542         67,800           0           187,359
GERALD F. MORRIS                1994      241,875      110,000       17,715              0           0           307,564
Executive Vice                  1993      219,104      120,444        5,712              0           0           285,485
President and Chief             1992      190,000       83,400        4,158        113,000           0           187,359
Financial Officer
GREGG A. SEARLE 4               1994      241,875      100,000       17,313              0           0           284,783
Executive Vice                  1993      199,792      128,966        5,994              0           0           240,660
President                       1992      160,000      116,462        5,759        113,000           0           149,861
ALBEN W. WARF 4                 1994      182,920       90,000       15,462              0           0           206,921
Group Vice President            1993      165,792       79,841        6,079              0           0           212,992
Self-Service Systems            1992      145,542       60,988        5,863         66,450           0           139,157
ROBERT P. BARONE 5              1994      300,000       75,000       18,247              0           0           364,500
Formerly Vice Chairman          1993      285,625      144,000        7,380              0           0           387,237
                                1992      268,333      138,510        4,236        135,600           0           256,905


                                 ALL
                               OTHER3
          NAME AND             COMPEN-
     PRINCIPAL POSITION        SATION
- ----------------------------  ---------
ROBERT W. MAHONEY              $ 8,309
Chairman of the Board,           8,410
President and Chief              7,475
Executive Officer
WILLIAM T. BLAIR                 7,803
Executive Vice                   7,837
President                        3,755
GERALD F. MORRIS                 9,669
Executive Vice                   7,113
President and Chief              5,129
Financial Officer
GREGG A. SEARLE 4                6,376
Executive Vice                   5,453
President                        2,766
ALBEN W. WARF 4                  6,925
Group Vice President             4,501
Self-Service Systems             3,627
ROBERT P. BARONE 5               7,465
Formerly Vice Chairman           7,928
                                 4,714

- ---------------

1 Dividends are paid on restricted shares at the same rate as paid to all shareholders. As of December 31, 1994, the named executive officers held total restricted shares with values as of that date respectively, as follows: Mr. Mahoney, 24,300 shares ($999,338); Mr. Blair, 8,100 shares ($333,113); Mr.
  Morris, 9,000 shares ($370,125); Mr. Searle, 9,000 shares ($370,125); Mr.
  Warf, 8,100 shares ($333,113); Mr. Barone, 16,200 shares ($666,225).

2 The payouts reported for 1994 were based upon a management objective of cumulative earnings for the performance period of January 1, 1992 through December 31, 1994. The performance objective was met at the maximum amount, and the payout was in the form of a combination of cash and Common Shares. Pursuant to the terms of the plan, the management objective was adjusted because of the Corporation's recognition during 1992 of extraordinary expenses in connection with the implementation by the Corporation of Financial Accounting Standards Board Statement 106, "Employers' Accounting for Postretirement Benefits other than Pensions".

3 The amounts reported for 1994 for Other Annual Compensation consist of amounts reimbursed to the named executive officers for tax liability on the following items: use of a Corporation automobile or cash in lieu thereof; supplemental executive life insurance; and financial planning services (for a sixteen-month period.) The All Other Compensation column presents amounts representing the dollar value of insurance premiums paid by the Corporation for the benefit of the executive and amounts contributed for 1994 under the Corporation's 401(k) Savings Plan, respectively as follows: Mr. Mahoney ($2,501, $5,808); Mr. Blair ($1,995, $5,808); Mr. Morris ($870, $6,896); Mr. Searle ($568, $5,808); Mr.
  Warf ($950, $5,975); Mr. Barone ($1,657, $5,808). The All Other Compensation column also includes an amount of $1,903 for preferential interest earned by Mr. Morris on compensation that he deferred in 1994.

4 Also includes compensation received as an officer of InterBold, a joint venture of the Corporation and the IBM Corporation.

5 On August 26, 1994 Mr. Barone retired as Vice Chairman of the Corporation but continues as an employee. As part of his agreement, Mr. Barone received his regular compensation and other benefits for the balance of 1994.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                 OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Corporation has entered into agreements with each of the named executive officers, and certain other executives, providing that in the event of any change in control of the Corporation through the acquisition of 20 percent or more of the outstanding voting securities of the Corporation, certain changes in the composition of the Corporation's Board of Directors, or by merger or consolidation of the Corporation into, or sale of substantially all of its assets to, another corporation, such persons would continue their employment with the Corporation in their present positions for a term of three years following such change in control. During such term of employment, each of the named executive officers would be entitled to receive base compensation and to continue to participate in incentive and employee benefit plans at levels no less favorable to him or her than prior to commencement of the term. In the event of the termination of such person's employment under certain circumstances after a change in control of the Corporation, such person would be entitled to receive a payment in the amount of approximately twice such person's prior base salary and to continue to participate in certain employee benefit plans for up to two years. None of the agreements will become operative until a change in control of the Corporation has occurred, prior to which time the Corporation and such persons each reserve the right at any time, with or without cause, to terminate his or her employment relationship. The Corporation has established trusts to secure, among other things, the payment of amounts that may become payable pursuant to these agreements and to reimburse such persons for expenses incurred in attempting to enforce the Corporation's obligations pursuant to these agreements and certain other arrangements. These trusts will be funded only in connection with or in anticipation of a change in control of the Corporation.

     The Corporation has entered into an employment agreement with Robert P. Barone governing the terms of his employment after his resignation as a Director and retirement as Vice Chairman of the Corporation effective August 26, 1994. The agreement provides for continuation of his salary through December 31, 1994 at the rate in effect prior to such resignation and at the annual rate of $50,000 thereafter until termination of the agreement on December 31, 1997. During the employment period Mr. Barone will be entitled to continue his participation in the Corporation's applicable benefit plans, programs and practices, but will not be eligible for any new awards under the Annual Incentive Plan or the 1991 Equity and Performance Incentive Plan. In addition, the agreement provides that Mr. Barone will be entitled to receive an unreduced normal retirement benefit under the Corporation's Supplemental Executive Retirement Plan (as presently in effect) at age 60 calculated as if he had continued active employment until age 62.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

     The following table provides information relating to stock option exercises for the year 1994 and exercisable and unexercisable stock options at December 31, 1994 for the named executive officers of the Corporation. No stock options or stock appreciation rights were awarded to such individuals during the last fiscal year. In addition, no stock appreciation rights were exercised or remained unexercised during the last fiscal year.

                                                             NUMBER OF
                                                             SECURITIES        VALUE OF
                                                             UNDERLYING      UNEXERCISED
                                                            UNEXERCISED      IN-THE-MONEY
                                                            OPTIONS/SARS     OPTIONS/SARS
                                                             AT FY-END        AT FY-END
                                                                (#)              ($)
                                                            ------------     ------------
                       SHARES ACQUIRED        VALUE         EXERCISABLE/     EXERCISABLE/
        NAME           ON EXERCISE (#)     REALIZED ($)     UNEXERCISABLE    UNEXERCISABLE
- ---------------------  ---------------     ------------     ------------     ------------
Robert W. Mahoney               0                  0                0                 0
William T. Blair                0                  0            4,500*          114,822*
Gerald F. Morris                0                  0                0                 0
Gregg A. Searle                 0                  0                0                 0
Alben W. Warf                 607             14,715                0                 0
Robert P. Barone            1,345             41,336                0                 0

- ---------------

 * exercisable

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The table below provides information relating to the long-term incentive awards that were made in the year 1994 under the 1991 Plan for the named executive officers.

                                                                  ESTIMATED FUTURE PAYOUTS
                                               PERFORMANCE       UNDER NON-STOCK PRICE-BASED
                             NUMBER OF           OR OTHER                   PLANS
                           SHARES, UNITS       PERIOD UNTIL           NUMBER OF SHARES
                             OR OTHER         MATURATION OR      ---------------------------
         NAME                 RIGHTS              PAYOUT         THRESHOLD TARGET    MAXIMUM
- -----------------------    -------------     ----------------    --------- ------    -------

Robert W. Mahoney              9,450          1/1/94-12/31/96    2,363      9,450     14,175
William T. Blair               6,525          1/1/94-12/31/96    1,632      6,525      9,788
Gerald F. Morris               6,525          1/1/94-12/31/96    1,632      6,525      9,788
Gregg A. Searle                6,525          1/1/94-12/31/96    1,632      6,525      9,788
Alben W. Warf                  4,238          1/1/94-12/31/96    1,061      4,238      6,357
Robert P. Barone               7,200          1/1/94-12/31/96    1,800      7,200     10,800

- ---------------

The table above presents information about performance shares awarded during the year pursuant to the 1991 Plan. Each performance share that is earned out entitles the holder to the then current value of one Common Share. Payouts of awards are tied to achievement of management objectives based upon specified cumulative levels of earnings for each performance period. The target amount will be earned for a performance period if the Corporation achieves 100% of the targeted earnings rate. No amount is payable unless the threshold amount, which is fixed at 84.8% of targeted earnings, is exceeded. The maximum award amount will be earned if the Corporation achieves 120% of the targeted earnings rate. Payouts may be made in the form of Common Shares, cash or a combination of Common Shares and cash as recommended by the Compensation and Pension Committee and approved by the Board of Directors. The awards provide for adjustments for extraordinary items upon recommendation of the Compensation and Pension Committee and approval by the Board of Directors.

                              RETIREMENT BENEFITS

     The named executive officers and the other executive officers, including officers of InterBold, are eligible to participate in a qualified non-contributory defined benefit retirement plan ("Retirement Plan"). In addition, the named executive officers, the other executive officers and certain officers of InterBold participated in an unfunded non-qualified supplemental retirement plan ("Supplemental Plan").

     The table below sets forth the estimated annual benefits for both the Retirement Plan and the Supplemental Plan upon retirement at age 62 to the executive officers who elect to retire and receive an annuity. The benefit amounts shown in this table are in addition to any benefits to which the participant might be entitled under the Social Security Act, and assume that the Supplemental Plan and the Social Security Act continue unchanged and that one-half of each participant's anticipated Social Security benefit is $5,832 per year at age 62.

                               PENSION PLAN TABLE

                                              ANNUAL BENEFIT PAYABLE AT AGE 62
             HIGHEST 5 YEAR               ----------------------------------------
              AVERAGE W-2                                                 15 OR
              COMPENSATION                 5 YEARS        10 YEARS      MORE YEARS
               AT AGE 62                  OF SERVICE     OF SERVICE     OF SERVICE
- ----------------------------------------  ----------     ----------     ----------
$  300,000..............................   $ 59,168       $124,168       $189,168
   500,000..............................    102,501        210,835        319,168
   700,000..............................    145,835        297,501        449,168
   900,000..............................    189,168        384,168        579,168
 1,100,000..............................    232,501        470,835        709,168
 1,300,000..............................    275,835        557,501        839,168
 1,500,000..............................    319,168        644,168        969,168

     Benefit levels under the Retirement Plan are based on years of service (subject to a maximum of 35 years), final average compensation (which is an average of the Salary and Bonus as reflected in the Summary Compensation Table paid for the highest five consecutive of the last ten calendar years prior to retirement), and the participant's individually covered compensation based on year of birth under the Social Security Act. The Supplemental Plan provides a supplemental monthly retirement benefit so that a participant's total retirement benefit from the Retirement Plan and the Supplemental Plan, plus one-half of the participant's anticipated Social Security benefit, equals 65% (prorated for less than 15 years of service) of the participant's final average compensation received from the Corporation and InterBold during the highest five consecutive years of the last ten calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. For a participant who is employed by the Corporation or for InterBold for less than 5 full calendar years, the average would be based on the participant's compensation for his or her entire employment period. The Supplemental Plan benefits are payable at age 62 on a Joint & Survivor basis, if married and a single life basis, if single at retirement. In no case will less than 5 years of benefit be paid to the participant, his or her spouse and/or beneficiary, as applicable. Benefits are also available to participants electing early retirement at age 60 (on a reduced basis), who die or become disabled while employed, or whose employment is involuntarily terminated after completing 15 years of service. Reduced benefits (computed at a 55% of final average compensation, rather than 65%) are also available to a participant who voluntarily terminates employment after completing 15 years ser-vice. Accrued benefits under the Supplemental Plan are fully vested and are required to be maintained in the event of a change in control of the Corporation.

     As of December 31, 1994, the number of years of service for the named executive officers is as follows: Mr. Mahoney, 12.6 years; Mr. Blair, 6 years; Mr. Morris, 4.1 years; Mr. Searle, 4.4 years; Mr. Warf, 13.3 years; and Mr. Barone, 23 years.

     Under an employment contract entered into September 20, 1978 and amended effective April 9, 1986, Raymond Koontz, who retired on April 5, 1988, receives retirement benefits of $150,000 annually reduced by any applicable amounts paid to him annually under any retirement plan in effect for the benefit of participants.

     On April 8, 1987, the Corporation entered into a supplemental retirement benefit agreement with Robert W. Mahoney. Upon termination of Mr. Mahoney's employment with the Corporation, the Corporation will pay Mr. Mahoney a supplemental retirement benefit equal to the difference between (a) the benefit he would be entitled to receive under the Retirement Plan if his years of benefit service under the plan were increased by eleven years, and (b) the actual retirement benefits he is entitled to receive under the Retirement Plan. The estimated annual benefits payable to Mr. Mahoney upon retirement at normal retirement age under this agreement would be $18,866 per year.

                   COMPENSATION AND PENSION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Pension Committee (the "Committee") is composed entirely of non-employee directors. The Committee's principal functions are to establish base salary levels, to determine and measure achievement of corporate and individual goals for the named executive officers and other executive officers under the Annual Incentive Plan, and to select the participants, measure achievement of objectives and determine the awards under the 1991 Equity and Performance Incentive Plan (the "1991 Plan"). In addition, the Committee reviews any proposed changes to any benefit plans of the Corporation such as retirement plans and 401(k) Savings Plans. The Committee also oversees and reviews the pension plan investments for the Corporation's pension plans. The Committee's recommendations are subject to the approval of the Board of Directors.

     The Committee believes that the compensation for the named executive officers and the other executive officers should tie individual compensation to the performance of the Corporation. From time to time the Committee reviews studies prepared by independent compensation consultants and meets with them to review such studies when necessary. In 1994 the Committee and/or the Chairman of the Committee met several times with an outside consultant to do a complete re-evaluation of the executive compensation program. This re-evaluation included a review of compensation policies of companies similar to the Corporation in size and industry and included those companies with which the Corporation competes for talented executives. Due to the unique character of the Corporation's business, the companies selected for this purpose would not necessarily include any of those companies reflected in the Corporation's performance graph. The survey data used for review of compensation policies are based upon companies that are similar in size and lines of business as the Corporation. The studies reviewed surveyed many companies but did not identify any by name. Some or all of the companies in the peer group used in the performance graph may have been included in the compensation studies used by the Corporation, based on the reported lines of business and market capitalization reflected in the surveys. The Committee received the final results from the consultant in early 1995, and incorporated the appropriate recommendations in its final review of 1994 compensation. In addition, the Committee receives information periodically on compensation policies from the consultant. The Committee believes its present compensation programs are competitive with those offered by companies similar to the Corporation. In general, the Committee believes that the base salary should be set below median, and the total compensation should be at or above the median when the Corporation meets or exceeds its expectations and below when it does not. The Committee believes that total compensation should have a greater proportion variable and dependent on the overall performance of the Corporation.

     The Corporation has three basic elements in the compensation for its executive officers. These elements are (a) base salary compensation, (b) annual incentive compensation, and (c) long-term incentive compensation. These elements of compensation recognize both individual and corporate performance. Annual incentive compensation provides incentive compensation which optimizes rewards for performance over a shorter period of performance while long-term incentive compensation optimizes rewards for performance over a longer term with an achievement of cumulative earnings usually over a three-year period.

BASE SALARY COMPENSATION

     The base salary for all executive officers is reviewed annually, and the Committee's review process continues throughout the year. This review includes an analysis of past and expected future performance of the executive officers, as well as the responsibilities and qualifications of the executive officers individually and the performance of the Corporation in comparison with companies similar to the Corporation. The base salaries established for 1994 were consistent with the Committee's compensation policy noted above of generally setting base salary below median.

ANNUAL INCENTIVE COMPENSATION

     The Annual Incentive Plan ("Incentive Plan") recognizes the performance of the named executive officers, other executive officers and key managers who contribute to the Corporation's success. These participants have the greatest impact on the profitability of the Corporation. In general, the participants with the most significant responsibility have the greatest proportion of their cash compensation tied to the Incentive Plan. The performance criteria, which are described in more detail below, reflect a combination of corporate operating profit, net of minority interest, and specific individual goals and objectives.

     At the beginning of each year, the Committee establishes annual performance goals for the Corporation which are based on operating profit, net of minority interest. The performance goals include threshold, midpoint and maximum amounts for achievement, with the midpoint being 100%. The Committee established the threshold level for 1994 at a level that required the Corporation to exceed the operating profit achieved in 1993 before any payout could occur. At the same time the Committee reviewed, amended and approved individual personal performance goals and objectives for the named executive officers and other executive officers. The Incentive Plan is generally weighted 50% on the Corporation achieving its operating profit goal, and 50% on the achievement of the individual goals and objectives. No Incentive Plan compensation is paid if the Corporation does not achieve at least the threshold amount of its operating profit goal even though an individual may have achieved his or her personal goals and objectives. At the end of each year, the Committee reviews the performance of the Corporation and achievement of the personal goals and objectives by the named executive officers and other executive officers. The Committee then reviews its findings and recommendations with the Board of Directors. In 1994 the Corporation exceeded its maximum performance goals, the individual goals of the executive officers were generally met at slightly less than the maximum amount, and the executive officers received Annual Incentive Compensation accordingly.

LONG-TERM INCENTIVE COMPENSATION

     The 1991 Plan affords flexibility in the types of awards that can be made for a long-term period. In particular, certain awards tie the individual's performance to the performance of the Corporation. No stock options or stock appreciation rights have been granted to the named executive officers since 1989. Instead, the Committee has recommended the granting of longer-term incentive awards in the form of performance share grants. The Committee believes this form of award motivates the executive officers to perform on a long-term basis, which furthers the goals of the Corporation and increases shareholder value. In certain instances, stock options have been granted to certain other executive officers.

     In 1994 the Committee recommended performance share grants for the named executive officers, and certain of the other executive officers for the three-year performance period of January 1, 1994 through December 31, 1996. Prior to recommending the grants, the Committee reviewed the performance, together with the responsibilities, of the executive officers. The performance share grants were generally determined by the level of responsibilities and the performance of the executive officers. These executive officers have the greatest impact on the profitability of the Corporation. The management objective for this performance period will be measured for the entire performance period on a cumulative basis. There will be no earnout unless the earnings goal is achieved for the three-year performance period. Payout of any awards will be based upon achievement of a threshold amount of 84.8% of the management objective and the maximum payout will be earned if 120% of the management objective is achieved. These grants also provide for an adjustment due to extraordinary items at the discretion of the Committee and subject to the approval of the Board of Directors. The Committee believes these awards motivate individual performance and increase shareholder value because achievement of corporate financial goals on a cumulative basis over an extended period must be met before any earnout occurs. The Committee believes that an example of this expected result is shown in the most recent earnout for the three-year cumulative performance period of January 1, 1992 through December 31, 1994. The Committee had recommended and the Board of Directors had approved a very challenging objective for this performance period. Management performed well and as a result, the earnout was at the maximum amount.

     Performance share grants have generally been issued instead of stock options and restricted stock as the principal form of equity incentive for the Corporation's executive officers during the last four years. No restricted share awards were made in 1994 to the named executive officers. However, restricted share awards were made in 1994 to certain other executive officers who were not previously awarded performance share grants, but were included in such grants when the program was expanded in 1993. These awards in 1994 were made on the basis of their 1992-93 performance against their goals and objectives. The restricted share awards will provide an equivalent compensation program for these executive officers until they achieve their earnout of performance shares under the relevant performance period. All rights to the restricted share awards are forfeited if the executive officer terminates employment voluntarily or in the event of termination for cause before the end of a three-year period.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The chief executive officer, a named executive officer, participates in the three elements of compensation previously discussed for the other executive officers.

     In setting the base salary compensation for the chief executive officer for 1994, the Committee considered a number of factors. These included an evaluation of his experience and performance in relation to the performance of the Corporation. As stated previously, the Committee believes that individual compensation should be tied to the performance of the Corporation so that a higher portion of total compensation is attributable to incentive compensation.

     In addition to the Corporation's performance goal based on operating profit, the chief executive officer's individual performance relating to annual incentive compensation for 1994 was measured by achievement of specific personal goals and objectives. In 1994 he earned annual incentive compensation slightly less than the maximum amount. He received this amount because the Corporation's financial results during the year met the principal predetermined goals, including revenues, earnings per share, operating profit and return on equity, and because he met or exceeded expectations in specified non-financial areas. Other specific goals and objectives established for the chief executive officer included order levels and new business development.

     With respect to long-term incentive compensation, the chief executive officer was granted a performance share grant in 1994 covering the performance period of January 1, 1994 through December 31, 1996. As stated previously, any earnout of shares will be based upon achievement of a threshold amount of 84.8% of the management objective and the maximum payout will be earned if 120% of the management objective is achieved. The estimated payout for the chief executive officer is 2,363 shares at threshold, 9,450 shares at target and 14,175 shares at maximum. For the performance period of January 1, 1992 through December 31, 1994, the chief executive officer earned 14,175 shares, which was the maximum amount. The Committee believes the chief executive officer's compensation is commensurate with his experience, his performance and the performance of the Corporation.

COMPLIANCE WITH FEDERAL TAX LEGISLATION

     Federal tax legislation enacted in 1993 generally precludes the Corporation and other public companies from taking a tax deduction for compensation in excess of $1 million which is not performance-based and is paid, or otherwise taxable, to the named executive officers. The Committee has reviewed this federal tax legislation several times. Certain awards were made prior to February 18, 1993 and are not covered by the new legislation. Based in part on this fact, the Committee has determined that it is highly unlikely that compensation under the Corporation's existing programs would be affected by the new limitation during 1995. The Committee expects to continue to monitor the impact of this legislation in future years.

     The foregoing report on 1994 executive compensation was submitted by the Compensation and Pension Committee of the Corporation's Board of Directors and shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934. The names of the Directors who serve on the Compensation and Pension Committee are set forth below:
                                                      William F. Massy, Chairman
                                                                  Donald R. Gant
                                                                   John N. Lauer

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative shareholder return, which includes the reinvestment of cash dividends, of the Corporation's Common Shares with the cumulative total return of the S&P Composite-500 Stock Index and a self-constructed peer group. The peer group consists of Hubbell Inc. and Thomas & Betts Corp. (electrical products companies) and Harris Corp, SCI Systems Inc. and Varian Associates (diversified electronic products companies). The peer group was selected based on similarity to the Corporation's line of business and similar market capitalization. The comparison covers the five-year period starting December 31, 1989 and ended December 31, 1994. The comparisons in this graph are required by rules promulgated by the Commission and are not intended to forecast future performance of the Corporation's Common Shares.



                           CUMULATIVE TOTAL RETURN

Based on reinvestment of $100 beginning December 31, 1989

                                   Dec-89      Dec-90     Dec-91    Dec-92    Dec-93     Dec-94
                                   ------      ------     ------    ------    ------     ------
Diebold Incorporated                 $100         $94       $135      $175      $267       $279

S & P 500 (R)                        $100         $97       $126      $136      $150       $152

Self-constructed peer group          $100         $93       $121      $148      $167       $178


                    RATIFICATION OF APPOINTMENT OF AUDITORS
                           BY THE BOARD OF DIRECTORS

     KPMG Peat Marwick LLP acted as the Corporation's independent auditors during the past fiscal year, and has so acted since 1965.

     On the recommendation of the Audit Committee and the Board of Directors, and subject to ratification by the shareholders, the Board of Directors appointed KPMG Peat Marwick LLP to examine the accounts and other records of the Corporation for the fiscal year ending December 31, 1995. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Board of Directors will reconsider its selection.

     KPMG Peat Marwick LLP has no financial interest, direct or indirect, in the Corporation or any subsidiary.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS.

                            EXPENSES OF SOLICITATION

     The cost of soliciting the proxies will be borne by the Corporation. In addition to solicitation by mail, some of the Corporation's directors, officers and employee associates, without extra remuneration, may conduct additional solicitations by telephone, facsimile and personal interviews. The Corporation will also enlist, at its own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients' or customers' own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Georgeson & Co., Inc., New York, New York, has been retained to assist in the solicitation of proxies for an estimated fee of $7,000.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1996 annual meeting of shareholders must be received by the Secretary of the Corporation no later than November 9, 1995 for consideration for inclusion in the proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

     The Corporation is not aware of any matters to be presented at the annual meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the persons voting such proxy. In accordance with the provisions of the General Corporation Law of the State of Ohio, the Board of Directors has appointed inspectors of elections to act at the annual meeting.

                                              By Order of the Board of Directors

                                                   CHAREE FRANCIS-VOGELSANG
                                                 Vice President and Secretary

Canton, Ohio
March 9, 1995

       THE ANNUAL REPORT OF DIEBOLD, INCORPORATED FOR THE YEAR ENDED DECEMBER 31, 1994, WAS MAILED TO ALL SHAREHOLDERS ON OR ABOUT MARCH 9, 1995.

                                 [CAMPUS MAP]

From Cleveland and Akron: Take I-77 South to Exit 111 (Portage Road). Turn right on Portage to Frank Avenue. Turn left on Frank Avenue to the Stark Technical College Campus. Follow the signs to the Diebold Education Center.

From Canton: Take I-77 North to Exit 111 (Portage Road). Turn left on Portage to Frank Avenue. Turn left on Frank Avenue to the Stark Technical College Campus. Follow the signs to the Diebold Education Center.

                                DIEBOLD, INCORPORATED
                                    P.O. BOX 8230
                               CANTON, OHIO 44711-8230


   P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   R The undersigned hereby appoints Robert W. Mahoney, William T. Blair, Gerald F. Morris and Gregg A. Searle, and each of them, as Proxies,
   O with full power of substitution to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the
   X undersigned on February 28, 1995, at the annual meeting of shareholders which will be held on April 5, 1995 or at any
   Y    adjournment thereof, as follows:

           Election of Directors, Nominees:                               (change of address)
           L. V. Bockius III, D. T. Carroll, D. R. Gant, L. L.
           Halstead, P. B. Lassiter, J. N. Lauer, R. W. Mahoney,          -------------------------------------------
           W. F. Massy and W. R. Timken, Jr.                              -------------------------------------------
                                                                          -------------------------------------------
                                                                          -------------------------------------------
                                                                          (If you have written in the above
                                                                          space, please mark the
                                                                          corresponding box on the reverse
                                                                          side of this card.)

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH
   TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
   IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
   OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                                                                SEE REVERSE
                                                                   SIDE

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                                  DETACH CARD

   /  X  /  PLEASE MARK YOUR                                          SHARES IN YOUR NAME REINVESTMENT SHARES
            VOTES AS IN THIS
            EXAMPLE.

                     FOR                WITHHELD                        FOR             AGAINST         ABSTAIN
1. Election of      /  /                  /  /    2. To Ratify the      /  /              /  /            /  /
   Directors                                         Appointment
   (see reverse)                                     of KPMG
                                                     Peat Marwick LLP
For, except vote withheld from the following         as Independent
nominee(s):                                          Auditors for the
                                                     year 1995.
- ----------------------------------------------------------------------------------------------------


                                                                                        Change
                                                                                          of       /  /
                                                                                        Address


SIGNATURE(S)                                                       DATE
            ------------------------------------------------------      ----------------------
SIGNATURE(S)                                                       DATE
            ------------------------------------------------------      ----------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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                                  DETACH CARD
